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Contact:	David Weinberg	Melody A. Carey
	Chief Financial Officer	Rx Communications Group, LLC
	973-486-8833	917-322-2571

COLUMBIA LABORATORIES TO RAISE $30 MILLION THROUGH PRIVATE PLACEMENT OF COMMON STOCK AND WARRANTS

LIVINGSTON, NJ—March 13, 2006—Columbia Laboratories, Inc. (NASDAQ: CBRX) (the “Company”) today announced that it has entered into a securities purchase agreement with certain investors for the private placement of 7,428,220 shares of its common stock, par value $0.01 per share, at a price of $4.04 per share, and warrants to purchase 1,857,041 shares of common stock with an exercise price of $5.39 per share. The closing of the sale of the shares is expected to occur on or about March 15, 2006. The warrants become exercisable 180 days after the closing, and expire five years after the closing, unless earlier exercised or terminated. The Company expects gross proceeds to the Company through the sale of the common stock will be approximately $30 million.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security, nor shall there be any sale of any securities of the Company in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The shares and the warrants to be sold in the private placement have not been registered under the Securities Act or any state securities laws and may not be offered or sold absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. The shares and the warrants were offered and will be sold to a limited number of accredited investors in reliance on exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder, based on the nature of the investors and certain representations to be made by them to the Company. The Company has agreed to file a resale registration statement on Form S-3 within 30 days after the closing of the transaction for purposes of registering the shares of common stock to be sold in the private placement, as well as the shares of common stock underlying the warrants, to be acquired by these investors. The Company will be required to pay certain cash penalties if the resale registration statement does not become effective within 120 days following the closing.